Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website:	www.GoodyearNewsRoom.com

MEDIA CONTACT:	Tricia Ingraham
330-796-8517
ANALYST CONTACT:	Greg Dooley
330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Sets Sales Record in Second Quarter, First Half
•	Sales reach $5.1 billion in quarter, $10 billion for first half

•	Four tire business units set sales records

•	Segment operating income of $267 million, net income $2 million
     AKRON, Ohio, August 4, 2006 — The Goodyear Tire & Rubber Company today reported second quarter sales of $5.1 billion, a record for any quarter and an increase of 3 percent compared to the 2005 period. Excluding the impact of businesses divested in 2005, sales increased 5 percent compared to the prior-year quarter.
     The sales growth reflects improved pricing and product mix driven by demand for the company’s branded tires in the consumer replacement markets, and the favorable impact of currency translation. Revenue per tire increased 7 percent compared to the second quarter of 2005.
     Four of the company’s six businesses achieved higher segment operating income compared to the second quarter of 2005, with three setting records. Total segment operating income was $267 million, compared to $316 million in the 2005 period. Divestitures in 2005 reduced second quarter 2006 segment operating income by $14 million.
     Second quarter net income was $2 million (1 cent per share), which included $63 million (36 cents per share) in after-tax rationalization and accelerated depreciation costs primarily related to plant closings. Second quarter 2005 net income was $69 million (34 cents per share). All per share amounts are diluted. See the table at the end of this release for a list of significant items that impacted the second quarters of 2006 and 2005.
     The 2006 quarter was also impacted by higher raw material costs of $210 million, an increase of 16 percent compared to the 2005 quarter, and weak tire industry demand, particularly in North America.
     Tire unit volume in the second quarter of 2006 was 54 million units, compared to 56.4 million units in the 2005 period, reflecting primarily weakness in the North American consumer replacement market.

     “Results remained strong in four of our businesses, and while we are making good progress in reducing our global cost structure against our previously announced plan of $750 million to $1 billion by 2008, we know more needs to be done,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “We have raised the bar to more than $1 billion and will continue to intensify our initiatives to reduce our costs.”
     Keegan continued: “Our strategy to focus on high-value-added products and key market segments resulted in market share gains for our Goodyear and Dunlop brands during the quarter. However, we were not able to offset the impact of weakness in the lower-value segments of the North American consumer replacement tire market.”
     In the second quarter, Goodyear closed a tire plant in the United Kingdom, announced the proposed closure of a tire plant in New Zealand and took cost reduction actions in Europe and North America. The company reduced selling, administrative and general expenses by 7 percent compared to the second quarter of 2005.
     Keegan said the company’s plans announced during the second quarter to exit segments of the private label tire business in North America and expand its network of commercial truck service centers at Pilot Travel Center locations represent positive business model changes for Goodyear in North America.
Business Segments
     Total segment operating income for the second quarter was $267 million compared to $316 million in the 2005 period. Sales improved in all five of the company’s tire businesses compared to the year-ago quarter, while the Asia Pacific, Latin American and Eastern Europe, Middle East and Africa tire businesses achieved records in segment operating income. Divestitures in 2005 reduced current-period segment operating income by $14 million.
     See the note at the end of this release for further explanation and a reconciliation table.

North American Tire	Second Quarter		Six Months
(in millions)	2006	2005	2006	2005
Tire Units	23.3	25.3	46.9	50.6
Sales	$2,340	$2,296	$4,579	$4,434
Segment Operating Income	6	55	49	66
Segment Operating Margin	0.3%	2.4%	1.1%	1.5%
     North American Tire sales reached a second quarter record, up 2 percent compared to the 2005 period. The increase was driven by improved pricing and product mix, and higher sales in chemical and other tire related businesses, offset by decreased volume in the lower-value segment of the consumer replacement market.

     Second quarter segment operating income decreased compared to the 2005 period due to lower volume, including costs related to reduced production, and increases in energy and labor costs. In addition, price and product mix improvements of $91 million were not enough to offset raw material cost increases of approximately $98 million. The business also benefited from lower SAG costs.
     Divestitures in 2005 reduced second quarter 2006 sales by approximately $72 million, unfavorably impacted segment operating income by $14 million, and reduced volume by 300,000 units.

European Union Tire	Second Quarter		Six Months
(in millions)	2006	2005	2006	2005
Tire Units	15.7	15.9	31.3	31.9
Sales	$1,250	$1,178	$2,384	$2,376
Segment Operating Income	58	85	130	192
Segment Operating Margin	4.6%	7.2%	5.5%	8.1%
     European Union Tire sales were a record for any quarter and increased 6 percent over the 2005 period as a result of improved price and product mix and a favorable impact from currency translation of approximately $28 million. Share gains in the consumer replacement market were offset by lower volume in the consumer original equipment market.
     Segment operating income decreased 32 percent versus a very strong 2005 quarter due to higher raw material costs of approximately $48 million; an approximately $20 million increase in manufacturing costs related to higher energy costs and lower production levels; and lower unit volume; offset somewhat by price improvements and reduced SAG expense.

Eastern Europe, Middle
East and Africa Tire	Second Quarter		Six Months
(in millions)	2006	2005	2006	2005
Tire Units	5.0	4.7	9.7	9.5
Sales	$384	$342	$723	$682
Segment Operating Income	59	49	102	96
Segment Operating Margin	15.4%	14.3%	14.1%	14.1%
     Eastern Europe, Middle East and Africa Tire sales were a second quarter record and up 12 percent compared to the 2005 period. The increase resulted from improved volume, pricing to offset raw material cost increases, and product mix related to growth in high performance, winter and premium branded tires. The impact of currency translation was favorable, estimated at $3 million.

     Segment operating income improved 20 percent, reaching a second-quarter record due to improved pricing and product mix and higher volume. Higher raw material costs of approximately $14 million had a negative impact on income, as did higher manufacturing costs.

Latin American Tire	Second Quarter		Six Months
(in millions)	2006	2005	2006	2005
Tire Units	5.0	5.4	10.4	10.4
Sales	$387	$381	$783	$729
Segment Operating Income	83	77	185	164
Segment Operating Margin	21.4%	20.2%	23.6%	22.5%
     Latin American Tire sales increased 2 percent from the second quarter of 2005 due to the favorable impact of currency translation, estimated at $15 million, partially offset by lower volume.
     Segment operating income was a second quarter record, and an 8 percent increase from 2005 due to improved pricing and product mix, and approximately $11 million in favorable currency translation. Higher raw material costs of approximately $19 million and lower volume, partially offset by cost reductions, had a negative impact on segment operating income.

Asia Pacific Tire	Second Quarter		Six Months
(in millions)	2006	2005	2006	2005
Tire Units	5.0	5.1	9.7	9.9
Sales	$377	$368	$730	$709
Segment Operating Income	28	20	50	39
Segment Operating Margin	7.4%	5.4%	6.8%	5.5%
     Asia Pacific Tire sales were a record for any quarter and 2 percent higher than the 2005 period due primarily to favorable price and product mix, and strong growth in China and India.
     Segment operating income increased 40 percent in the 2006 quarter, reaching a record for any quarter primarily due to improved pricing and product mix of $27 million, which more than offset raw material cost increases of approximately $21 million. The business also benefited from lower manufacturing costs during the quarter.

Engineered Products	Second Quarter		Six Months
(in millions)	2006	2005	2006	2005
Sales	$404	$427	$799	$829
Segment Operating Income	33	30	62	51
Segment Operating Margin	8.2%	7.0%	7.8%	6.2%
     Engineered Products’ sales in the second quarter of 2006 decreased 5 percent compared to the 2005 period as a result of lower volume due to anticipated declines in military sales. This was partially offset by stronger sales in the industrial hose and conveyor belt businesses as well as price and product mix improvements. Currency translation had a favorable impact of approximately $6 million in the 2006 quarter.

     Segment operating income increased 10 percent due primarily to improved pricing. The business also reduced its SAG costs during the quarter. Higher raw material costs of approximately $11 million had a negative effect on segment operating income.
Year-to-Date Results
     Sales for the first six months of 2006 were a record $10 billion, an increase of 2 percent from $9.8 billion in the 2005 period. Excluding the $151 million impact of businesses divested in 2005, first half sales increased 4 percent compared to the prior-year period.
     Tire unit volume was 108 million, a decrease of 4 percent compared to 112.3 million units a year ago. The 2005 figure included approximately 600,000 units from divested businesses.
     Net income for the first six months of 2006 was $76 million (40 cents per share) compared to $137 million (69 cents per share) during the year-ago period. Divestitures in 2005 reduced first-half 2006 segment operating income by $25 million.
     Total segment operating income was $578 million in the first half of 2006, a decrease of 5 percent from $608 million in the first six months of 2005.
     First-half 2006 raw material costs increased approximately $389 million, or 15 percent, compared to the year-ago period.
Conference Call
     Goodyear will hold an investor conference call at 9 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, business development and treasurer.
     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. A taped replay of the conference call will be available at 3 p.m. today by calling (706) 634-4556. The call replay will also remain available on the Web site.

     Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 100 facilities in 29 countries around the world. Goodyear employs about 80,000 people worldwide.
Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, increases in the prices paid for raw materials and energy, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, potential adverse consequences of litigation involving the company, pension plan funding obligations, the company’s collective bargaining negotiations with the United Steelworkers as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Income (Loss)

	(unaudited)
(In millions, except per share)	Second Quarter		Six Months
	Ended June 30		Ended June 30
	2006	2005	2006	2005

Net Sales	$5,142	$4,992	$9,998	$9,759
Cost of Goods Sold	4,250	3,945	8,149	7,764
Selling, Administrative and General Expense	693	746	1,371	1,432
Rationalizations	34	(5)	75	(13)
Interest Expense	104	101	207	203
Other (Income) and Expense	(4)	18	(32)	30
Minority Interest in Net Income of Subsidiaries	11	33	23	54

Income before Income Taxes	54	154	205	289
United States and Foreign Taxes on Income	52	85	129	152

Net Income	$2	$69	$76	$137

Net Income Per Share of Common Stock — Basic	$0.01	$0.39	$0.43	$0.78

Average Shares Outstanding	177	176	177	176

Net Income Per Share of Common Stock — Diluted	$0.01	$0.34	$0.40	$0.69

Average Shares Outstanding	177	208	206	208
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets

	(unaudited)
(In millions)	June 30	Dec. 31
	2006	2005

Assets

Current Assets:
Cash and Cash Equivalents	$1,564	$2,162
Restricted Cash	224	241
Accounts and Notes Receivable, less allowance — $115 ($130 in 2005)	3,466	3,158
Inventories	3,355	2,862
Prepaid Expenses and Other Current Assets	272	245

Total Current Assets	8,881	8,668

Goodwill	680	637
Intangible Assets	166	159
Deferred Income Taxes	104	102
Deferred Pension Costs and Other Assets	858	860
Properties and Plants, less Accumulated Depreciation — $8,089 ($7,729 in 2005)	5,232	5,179

Total Assets	$15,921	$15,605

Liabilities
Current Liabilities:
Accounts Payable — Trade	$2,065	$1,939
Compensation and Benefits	1,756	1,773
Other Current Liabilities	694	671
United States and Foreign Taxes	403	393
Notes Payable and Overdrafts	225	217
Long Term Debt and Capital Leases due within One Year	560	448

Total Current Liabilities	5,703	5,441
Long Term Debt and Capital Leases	4,522	4,742
Compensation and Benefits	3,936	3,828
Deferred and Other Noncurrent Income Taxes	312	304
Other Long Term Liabilities	395	426
Minority Equity in Subsidiaries	831	791

Total Liabilities	15,669	15,532

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 450 shares (300 in 2005), Outstanding Shares — 177 (177 in 2005) after Deducting 19 Treasury Shares (19 in 2005)	177	177
Capital Surplus	1,412	1,398
Retained Earnings	1,374	1,298
Accumulated Other Comprehensive Loss	(2,741)	(2,800)

Total Shareholders’ Equity	222	73

Total Liabilities and Shareholders’ Equity	$15,921	$15,605

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable and overdrafts, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table

	(unaudited)
(In millions)	Second Quarter		Six Months
	Ended June 30		Ended June 30
	2006	2005	2006	2005

Total Segment Operating Income	$267	$316	$578	$608
Rationalizations and Asset Sales	(34)	5	(73)	26
Accelerated depreciation charges	(45)	—	(47)	(1)
Interest Expense	(104)	(101)	(207)	(203)
Foreign Currency Exchange	3	(5)	2	(11)
Minority Interest in Net Income of Subsidiaries	(11)	(33)	(23)	(54)
Financing Fees and Financial Instruments	(10)	(63)	(20)	(89)
General and Product Liability — Discontinued Products	(4)	8	(9)	(4)
Recovery for Insurance Fire Loss Deductibles	—	12	—	14
Latin American legal matter	—	—	15	—
Environmental Insurance Settlement	—	19	—	20
Interest Income	16	13	36	27
Intercompany Profit Elimination	(9)	4	(22)	(5)
Other	(15)	(21)	(25)	(39)

Income before Income Taxes	54	154	205	289
United States and Foreign Taxes on Income	(52)	(85)	(129)	(152)

Net Income	$2	$69	$76	$137

Net Debt Reconciliation Table

(In millions)	(unaudited)
	June 30	March 31	Dec. 31
	2006	2006	2005
Long Term Debt and Capital Leases	4,522	4,466	4,742
Notes Payable and Overdrafts	225	224	217
Long Term Debt and Capital Leases Due Within One Year	560	568	448

Total debt	5,307	5,258	5,407
Less: Cash and Cash Equivalents	$1,564	$1,589	$2,162

Net Debt	$3,743	$3,669	$3,245

Change in Net Debt compared to Dec 31, 2005	$498

Change in Net Debt compared to March 31, 2006	$74

Second Quarter Significant Items (after tax)
2006
•	Accelerated depreciation charges, $33 million (19 cents per share)

•	Rationalization charges, $30 million (17 cents per share)
2005
•	Financing fees expense of $47 million (23 cents per share)

•	Expense related to prior periods, $8 million (4 cents per share)

•	Payment related to settlement of prior-years tax liabilities, $7 million (3 cents per share)

•	Favorable environmental insurance settlement, $19 million (9 cents per share)

•	Gain for general and product liability — discontinued products, $8 million (4 cents per share)

•	Fire loss recoveries, gain of $6 million (2 cents per share)

•	Net rationalization reversals, gain of $5 million (2 cents per share)